EXHIBIT 5





                                                            January 13, 1997


RE:  Bridge View Bancorp
     Registration Statement on Form S-8
     ----------------------------------

Bridge View Bancorp
457 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

Dear Sirs:

     We have acted as counsel for Bridge View Bancorp, a New Jersey corporation (the "Company"), in connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to an aggregate of 104,414 shares of Common Stock, no par value per share, of the Company, (i) up to 52,207 of which are reserved for issuance and sale pursuant to the Company's 1994 Stock Option Plan (the "1994 Option Shares") and (ii) up to 52,207 of which are reserved for issuance and sale pursuant to the Company's Stock Option Plan for Non-Employee Directors (the "Directors Shares"). Each of the 1994 Stock Option Plan and the Stock Option Plan for Non-Employee Directors are herein referred to as a "Plan".

     In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, each Plan, and such other certificates, records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, we are of the opinion that:

     1. Upon issuance and delivery by the Company of the 1994 Option Shares pursuant to the exercise of stock options and payment of the exercise price therefor in accordance with the terms set forth in such options and the Company's 1994 Stock Option Plan, in cash or other consideration permitted under
Section 14A:7-5 of the New Jersey Business Corporation Act (the "Act"), the 1994 Option Shares issued thereunder will be legally issued, fully paid and non-assessable; and

     2. Upon issuance and delivery by the Company of the Directors Shares pursuant to the exercise of stock options and payment of the exercise price therefor in accordance with the terms set forth in such options and the Company's Stock Option Plan for Non-Employee Directors, in cash or other consideration permitted under Section 14A:7-5 of the Act, the Directors Shares issued thereunder will be legally issued, fully paid and non-assessable.

     The issuance of the 1994 Option Shares and the Directors Shares is subject to the continuing effectiveness of the Registration Statement and the qualification, or exemption from registration, of such Shares under certain state securities laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                      Very truly yours,


                                      McCarter & English





                                     Page 10